Exhibit 5.2

CONSENT OF EXPERT

I, Wenceslaus Kutekwatekwa of Virimai Projects, consent to the use of the technical report of Virimai Projects entitled "Updated Mineral Resource Estimate for the Buckreef Gold Mine Project, Tanzania, East Africa," with an effective date of May 15, 2020, incorporated by reference to this Registration Statement, and to the reference of us as an expert in the prospectus, which is part of this Registration Statement.

VIRIMAI PROJECTS

/s/ Wenceslaus Kutekwatekwa

Wenceslaus Kutekwatekwa

Dated: December 18, 2024